Schedule A

To the
Underwriter Agreement

Amended ss of July 14, 2017

Funds

REMS Real Estate Value-Opportunity Fund
REMS International Real Estate Value-Opportunity Fund
REMS Real Estate Income 50/50 Fund
Select Value Real Estate Securities Fund

First Dominion Capital Corp.	World Funds Trust – 7